Exhibit 3.1

SSTL, INC

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 78-1955 of the Nevada Revised Statutes

SSTL, INC.

Series A Preferred Stock

(Par Value $0.001 Per Share)

SSTL, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the “NRS”), hereby certifies that, pursuant to the authority expressly granted to and vested in the board of directors of the Corporation (the “Board”) by the certificate of incorporation of the Corporation (the “Charter”) which authorizes the issuance, by the Corporation, in one or more series of up to 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 1955 of the NRS, the Board by unanimous written consent dated May 7, 2015 duly adopted the following resolutions:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board by the provisions of Article 3 of the Charter of the Corporation, the Board hereby creates and provides for the issue of a series of Preferred Stock, herein designated as the Series A Redeemable Preferred Stock, which shall consist initially of 250,000 shares of Preferred Stock, and the powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, set forth in the Charter that are applicable to the Preferred Stock of all series) are hereby fixed as follows (certain terms used herein being defined in Section 8):

1.	General.

(a) The shares of such series shall be designated the "Series A Redeemable Preferred Stock" (the “Series A Preferred Stock”).

(b) Each share of Series A Preferred Stock shall be identical in all respects with the other shares of Series A Preferred Stock.

(c) The number of shares of Series A Preferred Stock shall initially be 250,000, which number may from time to time be increased (but not above the total number of authorized shares of Preferred Stock and subject to Section 7(a)) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by resolution of the Board. Shares of Series A Preferred Stock redeemed or purchased by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series.

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(d) No fractional shares of Series A Preferred Stock shall be issued.

(e) In any case where any dividend payment date or redemption date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designations) payment of dividends or redemption price need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the dividend payment date or redemption date; provided, however, that no interest shall accrue on such amount of dividends or redemption price for the period from and after such dividend payment date or redemption date, as the case may be.

2.	Dividends.

(a) The holders of shares of Series A Preferred Stock (the “Holders”) shall be entitled to receive, when and as declared by the Board, but in all cases subject to Section 2(d), out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 12.5% per annum of the $50 Liquidation Payment per share of Series A Preferred Stock. Any and all dividends shall accrue and be cumulative from and including the first date on which any shares of Series A Preferred Stock are issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date following the Commencement Date.

(b) Dividends shall be payable to the Holders of record of the Series A Preferred Stock appearing on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the Dividend Payment Dates thereof, as may be fixed by the Board. The amount of any dividend payable on the Series A Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends paid with respect to shares of Series A Preferred Stock shall be paid pro rata.

(c) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(d) Beginning on the Commencement Date, subject to applicable laws (including the NRS) and any applicable obligations to creditors of the Corporation, the Corporation shall devote 50% of the pre-tax profits of the Corporation, as accounted for on a quarterly basis and as based upon such quarterly financial statements as approved by the Board, to pay regular and accrued dividends to the Holders of the Series A Preferred Stock until the Series A Preferred Stock is redeemed and all accrued dividends are fully paid, all such payments to be made upon the next Dividend Payment Date following the conclusion of each such quarter. The Corporation shall pay such amounts first toward any accrued dividends, on a pro rata basis, and shall devote any remaining amounts hereunder that are legally available for distribution to the Redemption of outstanding shares of Series A Preferred Stock.

(e) The Series A Preferred Stock shall be entitled to participate in any dividends declared and paid in respect of shares of Junior Stock, and each share of Series A Preferred Stock shall be entitled to the same per share dividend as that declared and paid in respect of a share of such Junior Stock, howsoever payable; provided, however, that so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, declare or pay or set apart for payment any dividends on Junior Stock without the affirmative vote at a meeting or the written consent without a meeting of the Holders of at least a majority of the number of shares of Series A Preferred Stock then outstanding.

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3.	Liquidation.

(a) In the event of any liquidation (complete or partial), dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the Holders of the Series A Preferred Stock shall be entitled to receive an amount in cash equal to $50 per share (the “Liquidation Payment”), plus any accrued and unpaid dividends, before any distribution is made to Holders of shares of Junior Stock upon any such liquidation (complete or partial), dissolution, or winding up of the affairs of the Corporation. If, upon any liquidation (complete or partial), dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation, or proceeds thereof, distributable among the Holders of the then outstanding shares of Series A Preferred Stock are insufficient to pay in full all such preferential amounts payable to such Holders, then all such assets and proceeds of the Corporation thus distributable shall be distributed among the Holders of the Series A Preferred Stock ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.

(b) For the purposes of this Section 3, neither the voluntary sale, lease, conveyance, exchange, or transfer of all or substantially all the property or assets of the Corporation (whether for cash, shares of stock, securities, or other consideration), nor the consolidation or merger of the Corporation with one or more other entities, shall be deemed to be a liquidation (complete or partial), dissolution, or winding up of the affairs of the Corporation, unless such voluntary sale, lease, conveyance, exchange, or transfer shall be in connection with a plan of liquidation (complete or partial), dissolution, or winding up of the affairs of the Corporation.

(c) After the payment in cash to the Holders of shares of the Series A Preferred Stock of the full amount of the Liquidation Payment, plus any accrued and unpaid dividends, with respect to outstanding shares of Series A Preferred Stock, the Holders of outstanding shares of Series A Preferred Stock shall have no right or claim, based on their ownership of shares of Series A Preferred Stock, to any of the remaining assets of the Corporation.

4.	Redemption.

(a) At any time, the Corporation, at its option, but in all cases subject to and in accordance with Section 2(d), may redeem outstanding shares of Series A Preferred Stock, in whole or in part, in accordance with this Section 4 (each, a “Redemption”).

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(b) The redemption price payable for each share of Series A Preferred Stock redeemed pursuant to a Redemption shall be (i) an amount equal to the Liquidation Payment, payable in cash and any and all accrued dividends on such shares of Series A Preferred Stock as of the date of Redemption, and (ii) a number of fully paid and nonassessable shares of Common Stock equal to the number of shares of Common Stock and/or cash or other securities into which the shares of Series A Preferred Stock subject to Redemption would be entitled to receive upon the conversion thereof in accordance with Section 5 as calculated as of the date of such Redemption.

(c) The Corporation shall give notice of any Redemption by mail, postage prepaid, not less than 10 days nor more than 60 days prior to the date fixed for such Redemption, to each Holder of record of the shares of Series A Preferred Stock to be redeemed appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein. Such notice to any Holder shall state (i) the redemption date; (ii) the number of shares to be redeemed and, if less than all outstanding shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder; (iii) the redemption price; and (iv) the place where the shares to be redeemed shall be presented and surrendered for payment of the redemption price therefor. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any Holder of shares of the Series A Preferred Stock to be redeemed shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Preferred Stock.

(d) Any Redemption shall be effected only out of funds legally available for such purpose. If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed pursuant to any Redemption, the shares of Series A Preferred Stock to be redeemed shall be determined pro rata (as nearly as may be, or by any other equitable method determined by the Corporation) among all Holders of Series A Preferred Stock, according to the respective number of shares of Series A Preferred Stock held by such Holders. In the event that less than all of the shares represented by any certificate evidencing shares of Series A Preferred Stock are redeemed, the Corporation shall forthwith (or cause a transfer agent for the Series A Preferred Stock to) issue a new certificate representing the unredeemed shares, in accordance with the provisions of this Section 4, subject to the applicable escheat laws.

(e) Upon any Redemption of shares of Series A Preferred Stock, the shares of Series A Preferred Stock so redeemed shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by such Redemption.

5.	Conversion.

The shares of Series A Preferred Stock shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 5.

(a) Optional Conversion Right. At any time or times prior to Redemption, the Holder of any shares of Series A Preferred Stock shall be entitled to convert any number of then-outstanding shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock in accordance with Section 5(c), at the Conversion Rate. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any shares of Series A Preferred Stock. Except as specifically set forth herein, the optional conversion of any shares of Series A Preferred Stock shall immediately terminate any rights, including rights to payment of accrued dividends, attached to such shares of Series A Preferred Stock upon conversion.

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(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock pursuant to Section 5(a) shall be determined by dividing (i) the Liquidation Payment plus any accrued dividends on such shares of Series A Preferred Stock as are being converted by (ii) the Conversion Price (the “Conversion Rate”). “Conversion Price” means, as of any Conversion Date or other date of determination, $.67, subject to adjustment as provided herein.

(c) Mechanics of Conversion. To convert any shares of Series A Preferred Stock into shares of Common Stock, the Payee (i) shall transmit by facsimile (or otherwise deliver), for receipt at least five days prior to a date on which such shares of Series A Preferred Stock are subject to Redemption, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Corporation and (ii) surrender the certificate representing and/or including such shares of Series A Preferred Stock on the same day on which the Conversion Notice is delivered to a nationally recognized overnight delivery service for delivery to the Corporation (or an indemnification undertaking with respect to such shares of Series A Preferred Stock in the case of its loss, theft, or destruction) (the date on which the conditions set forth in (i) and (ii) are satisfied being the “Conversion Date”). On or before the third Business Day following the Conversion Date, the Corporation shall transmit by facsimile (or otherwise deliver) an acknowledgment of confirmation of receipt of such Conversion Notice to the Holder of such shares and the Corporation’s transfer agent, if any. Subject to the timely receipt of the certificates or indemnification undertaking referred to in clause (ii) above, on or before the fifth Business Day following the Conversion Date, the Corporation shall issue and deliver a certificate, registered in the name of the Holder or such Holder’s designee, for the number of shares of Common Stock to which the Holder shall be entitled. In the event that less than all of the shares represented by any certificate evidencing shares of Series A Preferred Stock are converted, the Corporation shall forthwith (or cause a transfer agent for the Series A Preferred Stock to) issue a new certificate representing the unredeemed shares, in accordance with the provisions of this Section 5, subject to the applicable escheat laws.

(d) Adjustment of Conversion Price upon Issuance of Common Stock. If at any time on or after the date hereof, the Corporation issues any shares of Common Stock or Common Stock Equivalents, or fixes a record date for the Holders of any class of securities to receive any shares of Common Stock or Common Stock Equivalents, in any transaction or series of related transactions, except as provided in clause (iv) below, resulting in aggregate gross consideration to the Corporation of $1 million or greater, the Conversion Price in effect immediately prior to the consummation of any such transaction or transactions shall be adjusted downward (but not upward, except as expressly set forth below) to equal the lowest per share consideration received for any shares of Common Stock or Common Stock Equivalents in such transaction or transactions. For purposes of determining the adjusted Conversion Price, the following shall be applicable:

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(i) The per share consideration for the sale or issuance of Common Stock Equivalents shall be the price per share received by the Corporation before payment of commissions, discounts, and other expenses. The value of any non-cash consideration received or receivable upon the sale or issuance of Common Stock or Common Stock Equivalents shall be determined in good faith by the Board.

(ii) In the case of the sale or issuance of Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the minimum aggregate amount of any additional consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. Such maximum number of shares shall be deemed issued on the earlier of the payment date or record date for a distribution of Common Stock Equivalents.

(iii) If any Common Stock Equivalents included in adjustments under this Section 5(d) expire or terminate without the Common Stock to which they related having been issued, the Conversion Price shall be readjusted to eliminate the effect of the assumed issuance of such Common Stock. If any Common Stock Equivalents by their terms provide for subsequent increases in the additional consideration payable for the related Common Stock or for subsequent decreases in the number of shares of Common Stock obtainable, upon any such increase or decrease, the Conversion Price shall be appropriately readjusted to the extent such Common Stock Equivalents have not then expired or been exercised or converted. The aggregate increase in the Conversion Price caused by all such readjustments shall not exceed the decrease in Conversion Price made upon the issuance of the Common Stock Equivalents to which such readjustment relates.

(iv) The following issuances of Common Stock or Common Stock Equivalents shall be excluded from the adjustment of the Conversion Price: (A) any dividend or distribution on the Common Stock for which adjustment of the Conversion Price is made pursuant to Sections 5(e) or any issuance of Common Stock upon exercise or conversion of Common Stock Equivalents for which all appropriate adjustments have been made pursuant to this Section 5(d); (B) shares of Common Stock or Common Stock Equivalents issued as dividends on, or otherwise pursuant to, Common Stock Equivalents outstanding at the date hereof; or (C) shares of Common Stock or Common Stock Equivalents issued for compensatory purposes to employees, consultants, officers, or directors of the Corporation, with the approval of the Board.

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(e) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation shall at any time or from time to time effect a subdivision (by any stock split or otherwise) of the outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time combine (by reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any preceding adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of Holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions. No adjustment for dividends or distributions of Common Stock shall be made to the extent such adjustment would be duplicative of Section 2(e) and a distribution or dividend is paid under Section 2(e) to the Holders of Series A Preferred Stock.

(f) Adjustments for Mergers or Reorganizations, etc. If at any time there shall occur any reclassification, reorganization, recapitalization, consolidation, sale of all or substantially all of the Corporation’s assets, property, or business, or any merger involving the Corporation, in each case in which the Common Stock is converted into or exchanged for securities (including warrants or other subscription or purchase rights), cash or other property, or pursuant to which any such securities, cash, or other property is to be received by or distributed to the Holders of Common Stock of the Corporation (other than a transaction covered by Section 5(e)) (each, a “Reorganization Event”), then, following any such Reorganization Event, the Conversion Rate shall be adjusted such that Holders of shares of Series A Preferred Stock shall be entitled to receive upon the conversion hereof the kind and amount of securities, cash, or other property which the Holder would have been entitled to receive if, immediately prior to such Reorganization Event, the Holder had held the number of shares of Common Stock as provided hereunder, giving application to all adjustments called for during such period hereunder. The Corporation shall not effect any Reorganization Event unless, prior to the consummation thereof, the successor or surviving entity (if other than the Corporation) and, if an entity different from the successor or surviving entity, the entity whose stock, securities, assets, or other property the Holders of Common Stock are entitled to receive as a result of such Reorganization Event, assumes by written instrument (i) the obligations to deliver such shares of stock, securities, assets, or other property as, in accordance with the foregoing provisions, the Holders of shares of the Series A Preferred Stock may be entitled to receive and (ii) the due and punctual observance and performance of the powers, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions applicable to the Series A Preferred Stock as set forth herein. The foregoing provisions shall similarly apply to successive Reorganization Events and to the stock or securities of any other corporation.

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(g) Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time, the Common Stock issuable upon conversion hereof is changed into the same or a different number of shares of any class or classes of stock, the shares of Series A Preferred Stock will thereafter obtain the right to acquire such number and kind of securities as would have been issuable as a result of conversion of such shares and the Conversion Price therefor shall be appropriately adjusted, such adjustment to be determined by the Board in its sole and absolute discretion, all subject to further adjustment in this Section 5.

(h) Certain Limitations. The Corporation will take no action to increase the par value of the Common Stock to an amount in excess of the Conversion Price, including entering into any transaction which, by reason of any adjustment hereunder, would cause the Conversion Price to be less than the par value per share of Common Stock, and the Corporation will not enter into any agreements inconsistent with the rights of the Holders hereunder.

(i) Reservation of Common Stock. The Corporation shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion and/or Redemption of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.

(j) Other Provisions Applicable to Adjustments. The adjustments required by this Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(e)) up to, but not beyond, the date of conversion and/or Redemption if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the shares of Series A Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 5 and not previously made, would result in a minimum adjustment or on the date of conversion and/or Redemption, whichever is earlier.

6.	Voting.

The Holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote upon matters submitted to stockholders for a vote, in the same manner and with the same effect as the Holders of shares of Common Stock, voting together with the Holders of Common Stock as a single class to the extent permitted by law. Holders of Series A Preferred Stock shall have that number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock is convertible on the date of the meeting or the date upon which a consent in lieu of a meeting is executed.

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7.	Rank; Consent Rights.

In the distribution of assets upon the liquidation (complete or partial), dissolution, or winding up of the affairs of the Corporation, the shares of Series A Preferred Stock shall rank senior and prior to the shares of Common Stock, par value $0.001 per share, of the Corporation and senior to any and all other series of Preferred Stock, whether now or hereafter issued. So long as any shares of the Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Charter, the Corporation shall not (through the action of the Board, its stockholders, or otherwise), without the affirmative vote at a meeting or the written consent with or without a meeting of the Holders of at least a majority of the number of shares of Series A Preferred Stock then outstanding.

(a) authorize or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of, Preferred Stock or any other capital stock of the Corporation, which shares rank prior to or on a parity with shares of Series A Preferred Stock in the payment of dividends or distribution of assets upon liquidation (complete or partial), dissolution, or winding up of the affairs of the Corporation, or authorize or create, or increase the authorized number of, any class or series of capital stock of the Corporation the shares of which rank prior to or on a parity with shares of Series A Preferred Stock in the payment of dividends or the distribution of assets upon liquidation (complete or partial), dissolution, or winding up of the affairs of the Corporation or any security convertible into, or convertible or exchangeable for, shares of any such class or series; or

(b) amend, alter or repeal any of the provisions of the Certificate of Designations designating the Series A Preferred Stock as a series of Preferred Stock or of the Charter so as to affect adversely the powers, designations, preferences, and rights of the Series A Preferred Stock or the Holders thereof;

provided, however, that, notwithstanding anything herein to the contrary, (i) the issuance of any shares of, or any security convertible into or exchangeable for, shares of Junior Stock (including Common Stock) or (ii) an amendment of the Charter so as to authorize or create, or to increase the authorized amount of, any shares of Junior Stock (including Common Stock) shall not require the affirmative vote or written consent of any Holder of shares of Series A Preferred Stock.

8. Registration Rights.

(a) Each Holder holding any shares subject to the registration rights set forth hereunder (“Registrable Shares”) shall have piggyback registration rights in the event the Corporation undertakes to file a registration statement covering any securities of the Corporation outstanding before May 20, 2015. Each time the Corporation shall determine to file a registration statement under the Act (other than on Form S-4 or Form S-8 or another form not available for registering the Registrable Securities for sale to the public) in connection with the proposed offer and sale of any of its equity securities either for its own account or on behalf of any other security holder, the Corporation shall give prompt written notice of its determination to all Holders (a “Piggyback Notice”). In the event a Holder or Holders, within 7 days after the receipt of the Piggyback Notice, notify the Corporation of their desire that such Registrable Securities be included in the registration statement, the Corporation shall include in the registration statement all such Registrable Securities, all to the extent requisite to permit the sale or other disposition by the prospective Holder(s) of the Registrable Securities to be so registered; provided, however, that the Corporation may at any time, in its sole discretion, withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other securities originally proposed to be registered; provided, further however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Holder requested inclusion hereunder as the underwriter shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities.

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(b) Expenses. With respect to each Piggyback Registration, the Corporation shall pay, and shall reimburse each Holder for paying, any expenses incurred in connection with such registration, including, without limitation, all registration, qualification, printing and accounting fees and all fees and disbursements of counsel for the Corporation and the reasonable fees and disbursements of not more than one counsel for each participating Holders and all underwriting discounts and commissions applicable to the Registrable Shares included in such registration statement.

9. Certain Definitions.

As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday in the State of New York or a day on which banking institutions and trust companies in Borough of Manhattan, The City of New York are authorized or obligated by law, regulation or executive order to close.

“Commencement Date” shall mean the date upon which the Series A Preferred are first issued.

“Common Stock” means any capital stock of any class or series of the Corporation (including, the Common Stock, par value $0.001 per share, of the Corporation) which has no preference in respect of amounts payable in the payment of dividends or in the event of any voluntary or involuntary liquidation (complete or partial), dissolution, or winding up of the Corporation and which is not subject to redemption by the Corporation.

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“Common Stock Equivalents” means any stock or security convertible into or exchangeable for Common Stock and any right, warrants, or option to acquire Common Stock or any such convertible or exchangeable security.

“Dividend Payment Date” shall mean the last Business Day of each April, July, October, and January commencing on the Commencement Date.

“Holder” of shares of Series A Preferred Stock shall mean the Holder in whose name such Series A Preferred Stock is registered in the stock books of the Corporation.

“Junior Stock” means the Common Stock, par value $0.001 per share, of the Corporation and any other class or series of shares of the Corporation hereafter authorized (i) over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation and (ii) which class or series ranks on a parity with or are junior to the Series A Preferred Stock in the payment of dividends.

10. No Other Rights.

The shares of Series A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Charter or as may be provided by law.

IN WITNESS WHEREOF, SSTL, Inc. has caused this Certificate to be duly executed in its name and on its behalf by its Chairman, Susan Lokey, this 7th day of May, 2015.

SSTL, Inc.

By:
Name:
Title:

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SSTL, INC.

CONVERSION NOTICE

Reference is made to the shares of Series A Preferred Stock, par value $.001 (the “Series A Preferred Stock”) issued to the undersigned by SSTL, Inc. (the “Company”). In accordance with and pursuant to the certificate of designation for the Series A Preferred Stock, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of shares of Series A Preferred Stock to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series A Preferred Stock is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

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